Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into as of May 1, 2025 (the "Effective Date"), by and between Cibatella Corp., a Wyoming corporation with a principal business address at Astangu tanav 62, Tallinn, Harju 13519, Estonia (the "Company"), and Janek Innos, an individual residing at Astangu tanav 62, Tallinn, Harju 13519, Estonia (the "Consultant").

1. Engagement of Services

The Company hereby engages Consultant, and Consultant hereby agrees to provide strategic, administrative, managerial, and operational consulting services, including but not limited to services in the capacity of sole officer and director of the Company (the "Services").

2. Term

The term of this Agreement shall commence on the Effective Date and shall continue until May 1, 2028, unless terminated earlier by either party pursuant to Section 5 of this Agreement.

3. Compensation

As full consideration for the Services rendered under this Agreement, the Company shall pay Consultant a fee of $4,000 (Four Thousand U.S. Dollars) per month, payable in accordance with the Company’s standard payroll or payment practices, beginning on May 1, 2025.

The Consultant shall be responsible for all taxes and statutory contributions applicable to the compensation received under this Agreement.

4. Independent Contractor

Consultant shall perform the Services hereunder as an independent contractor and not as an employee or agent of the Company. Nothing in this Agreement shall be construed as creating a partnership, joint venture, or employer-employee relationship between the parties.

5. Termination

This Agreement may be terminated by either party upon thirty (30) days' prior written notice to the other party. In the event of termination, Consultant shall be entitled to payment for Services performed up to the effective date of termination.

6. Confidentiality

Consultant agrees to maintain the confidentiality of all non-public, confidential or proprietary information disclosed by the Company in connection with the Services and shall not use or disclose such information except in the performance of the Services or as otherwise required by law.

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7. Ownership of Work Product

All work product, developments, inventions, processes, and results arising from or related to the Services (collectively, “Work Product”) shall be the sole and exclusive property of the Company. Consultant hereby assigns to the Company all right, title, and interest in and to any such Work Product.

8. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of law provisions.

9. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, or representations, whether written or oral.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the Effective Date.

CIBATELLA CORP.		CONSULTANT

By:	/s/ Janek Innos	By:	/s/ Janek Innos
Name:	Janek Innos	Name:	Janek Innos
Title:	Director

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